Exhibit 3.1

AMENDMENT No. 2

TO BY-LAW No. 1 OF

ASSURE HOLDINGS CORP.

(the “Corporation”)

By resolution of the Board of Directors of Assure Holdings Corp. (the “Board”) this Amendment No. 2 amends By-law No. 1 of the Corporation, effective as of November 5, 2017, as previously amended by Amendment No. 1 on September 2, 2021 (as previously amended, the “Bylaws”), as follows:

1.Section 3.4.1 of the Bylaws is hereby deleted in its entirety and restated as follows:
3.4.1

Directors shall be elected by the shareholders in a meeting on a show of hands unless a poll is demanded, and if a poll is demanded, such election shall be by ballot. The number of directors to be elected at any such meeting shall be the number of directors then in office unless the directors or the shareholders otherwise determine. Directors shall be elected by a plurality of the votes cast at a meeting of the shareholders.

2.Section 10.15 of the Bylaws is hereby deleted in its entirety and restated as follows:

10.15Votes to Govern

At any meeting of shareholders every question other than the election of directors, which shall be governed by Section 3.4.1, shall, unless otherwise required by the articles or these by-laws or by law, be determined by the affirmative vote of a majority of the votes cast by holders of voting stock present in person or represented by proxy at the meeting and entitled to vote on such matter. Where a separate vote by a class or classes, present in person or represented by proxy, shall constitute a quorum entitled to vote on that matter, the affirmative vote of the majority of the votes cast by holders of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided by law, in the articles or these by-laws. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote “cast”. A non-vote by a broker on a matter will be counted for purposes of determining quorum at a meeting but not for the purposes of determining the number of votes “cast” on such matter. In case of an equality of votes either upon a show of hand or upon a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

3.Terms used herein but not otherwise defined shall have the meaning ascribed to them in the Bylaws.
4.Pursuant to Section 78.120 of the Nevada Revised Statutes and the Bylaws, this Amendment has been approved by the Board.
5.Except as amended by this Amendment No.2 to the Bylaws, the Bylaws remain in full force and effect.

CERTIFICATION OF AMENDMENT

I, John Price, the duly appointed Corporate Secretary of Assure Holdings Corp., hereby certify the Amendment No. 2 to By-law No. 1 of Assure Holdings Corp. has been approved by resolutions of the Board of Directors on November 4, 2021.

_/s/ John Price_____________________________

John Price, Corporate Secretary

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